CERTIFICATE OF INCORPORATION OF
                     UNITED SECURITY BANCSHARES, INC.

                                 ARTICLE 1

                                   NAME

     1.1  The name of the Corporation is United Security Bancshares, Inc.

                                 ARTICLE 2

                  REGISTERED OFFICE AND REGISTERED AGENT

     2.1 The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE 3

                       PURPOSES, OBJECTS AND POWERS

     3.1 The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, and to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

                                 ARTICLE 4

                                   STOCK

     4.1 The total number of shares of capital stock that the Corporation shall have authority to issue is ten million (10,000,000) shares of one class of common stock, par value $0.01 per share.

                                 ARTICLE 5

                               INCORPORATOR

     5.1 The incorporator is Larry M. Sellers whose mailing address is 131 West Front Street, Thomasville, Alabama 36784.

                                 ARTICLE 6

                            BOARD OF DIRECTORS

      6.1 The number of Directors which shall constitute the whole Board of Directors shall be as determined from time to time by resolution and adopted by the affirmative vote of a majority of the Board of Directors, but the number shall not be less than three (3) or more than twenty-five (25) Directors; provided that the number of Directors shall not be decreased if such decrease would have the effect of shortening the term of an incumbent Director.

      6.2 Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot.

     6.3 The vote of a majority of the Directors present at a meeting at which a quorum is in attendance shall be the act of the Board of Directors, unless the vote of a different number is required by this Certificate of Incorporation or the Bylaws. Notwithstanding anything to the contrary in this Certificate of Incorporation or Bylaws, the affirmative vote of two-thirds (2/3) of the total number of Directors is required to approve the following: (1) any tender offer or exchange offer or any proposal for a merger made to the Corporation; (2) the sale of all of the stock or assets of, or a business combination involving the Corporation or any of its subsidiaries; (3) the sale of a substantial equity interest in, or a substantial portion of the assets of the Corporation or any of its subsidiaries, including a plan of liquidation of the Corporation or any of its subsidiaries; or (4) the addition or removal of any person with significant influence over major policymaking decisions of the Corporation, including, but not limited to, those persons who, without regard to title, exercise the authority of one or more of the following positions: chief executive officer, president, chief operating officer, chief financial officer, chief lending officer, or chief investment officer.

                                 ARTICLE 7

                               VOTING RIGHTS

     7.1 Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any such meeting, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof. Any such written consent or consents shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.
Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     7.2 The Board of Directors shall have concurrent power with the stockholders as set forth in this Certificate of Incorporation to adopt, amend, or repeal (collectively "Amend") the Bylaws of the Corporation. The Board of Directors may Amend the Bylaws of the Corporation upon the affirmative vote of the number of Directors which shall constitute, under the terms of the Bylaws, the action of the Board of Directors. The stockholders may amend the Bylaws of the Corporation upon the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the outstanding shares of the voting stock, voting together as a class.

                                 ARTICLE 8

                         COMPROMISE OR ARRANGEMENT


     8.1 Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If all majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                 ARTICLE 9

                            DIRECTOR LIABILITY

     9.1 No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Neither the repeal nor the modification of this Article Nine nor the adoption of any provisions of the Certificate of Incorporation of the Corporation inconsistent with this Article NINTH shall adversely affect the rights of any Director of the Corporation with respect to any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such repeal, modification or adoption of any inconsistent provision.

                                ARTICLE 10

                                  MERGER

     10.1 When considering a merger, consolidation, business combination (as defined in Section 203 of the General Corporation Law of the State of Delaware) or similar transaction, the Board of Directors, committees of the Board of Directors, individual Directors and individual Officers may, in considering the best interests of the Corporation and its stockholders, consider the effects of any such transaction upon the employees, customers and suppliers of the Corporation, and upon communities in which offices of the Corporation are located, to the extent permitted by Delaware law.

                                ARTICLE 11

                              INDEMNIFICATION

     11.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise tax or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 11.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      11.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 11.1 of this Article 11 shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter, an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Section 11.1 and 11.2 of this Article 11 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.
      11.3     Right of Indemnitee to Bring Suit.  If a claim under Section
11.1 or 11.2 of this Article 11 is not paid in full by the Corporation within sixty (60) days after a written claim therefor has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days) the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also to the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation
Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 11 or otherwise, shall be on the Corporation.

      11.4 Non-Exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation of the Corporation, these Bylaws, any agreement or vote of stockholder or disinterested directors or otherwise.

      11.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      11.6 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this
Article 11 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, as amended, makes the certificate as of June 8, 1999, declaring and certifying that this is his act and deed and that the facts herein stated are true.



                                   Larry M. Sellers